Exhibit 3.34

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

CSI Compressco Systems Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES	HEREBY CERTIFY:

1.	The name of the corporation is CSI Compressco Systems Inc.

2.	That a Certificate of Amendment of Certificate of Incorporation
(Title	of Certificate Being Corrected)
was filed by the Secretary of State of Delaware on 11/20/14, effective 12/01/2014 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is: (must be specific)

The Certificate of Amendment changed the name of the entity but mistakenly included the word “Systems” in the name, which was intended to be excluded.

4.	Article First of the Certificate is corrected to read as follows:

The name of the corporation is CSI Compressco Inc.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 4th day of December, A.D. 2014

By:	/s/ Kimberly M. O’Brien

Name:	Kimberly M. O’Brien Print or Type
Title:	Assistant Secretary

3809 S. FM 1788

Midland, Texas 79706

December 4, 2014

Delaware Secretary of State

Division of Corporations,

John G. Townsend Building

401 Federal Street, Suite 4

Dover, DE 19901

Re:	CSI Compressco Systems Inc.
f/k/a Compressor Systems, Inc.
ID# 2242360

Dear Sir or Madam:

CSI Compressco LP, a Delaware limited partnership, hereby grants consent to CSI Compressco Systems Inc., a Delaware corporation and an indirect wholly-owned subsidiary of CSI Compressco LP, to use a similar entity name in the original jurisdiction of Delaware. This consent is granted by the corporate officer of CSI Compressco GP Inc., a Delaware corporation, in its capacity as the general partner of CSI Compressco LP.

Sincerely,

/s/ Kimberly M. O’Brien
Kimberly M. O’Brien
Assistant Secretary